FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this [   ] day of [      ], 2011, among DIREXION FUNDS, a Massachusetts business trust, with its principal place of business at 33 Whitehall Street, 10th Floor, New York, New York 10004 (“Direxion”), on behalf of each of the “Spectrum Funds” (listed on Schedule A attached hereto (“Schedule A”) under the heading “Direxion Funds (Target Funds)”), each a segregated portfolio of assets (“series”) of Direxion (each, a “Target Fund”), NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust, with its principal place of business at 4020 South 147th Street, Omaha, Nebraska 68137 (“Northern Lights”), on behalf of each of its “Hundredfold Funds” series (listed on Schedule A under the heading “Northern Lights Fund Trust II (Acquiring Funds)”) (each, an “Acquiring Fund”) (each Target Fund and Acquiring Fund being sometimes referred to herein as a “Fund”), and, solely with respect to Article VIII, ADVISORS PREFERRED LLC (“Advisors Preferred”) and GEMINI FUND SERVICES, LLC (“Gemini”).  Notwithstanding anything to the contrary contained herein, the obligations, agreements, representations, and warranties of and by each Fund, and of and by Direxion and Northern Lights (each, an “Investment Company”), as applicable, on its behalf, shall be the obligations, agreements, representations, and warranties of that Fund only, and in no event shall any other Fund or any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by an obligated Fund or Investment Company of its obligations, agreements, representations, and warranties set forth herein.

Each Investment Company wishes to effect three reorganizations described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted).  This Agreement is intended to be, and each Investment Company adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”).  Each reorganization will consist of (1) the transfer of all of the assets of a Target Fund to the Acquiring Fund listed on Schedule A opposite its name (“corresponding Acquiring Fund”) in exchange solely for (i) shares of beneficial interest, no par value per share (“shares”), in that Acquiring Fund and (ii) the assumption by that Acquiring Fund of all liabilities of that Target Fund, (2) the distribution of those shares, after the Closing Date (as defined in paragraph 2.1), to the shareholders of that Target Fund in exchange for their shares therein and in complete liquidation thereof,  and (3) the termination of that Target Fund, all on the terms and conditions set forth herein (all the foregoing transactions involving each Target Fund and its corresponding Acquiring Fund being referred to herein collectively as a “Reorganization”).  The consummation of any Reorganization shall not be contingent on the consummation of any other Reorganization.  (For convenience, the balance of this Agreement refers only to a single Reorganization, one Target Fund, and one Acquiring Fund, but the terms and conditions hereof shall apply separately to each Reorganization and the Funds participating therein.)

Each Investment Company is an open-end, registered management investment company, and the Target Fund owns securities that generally are assets of the character in which the Acquiring Fund is permitted to invest.

The Board of Trustees of each Investment Company (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Independent Trustees”) of either Investment Company, has determined that participation in the Reorganization is in the best interests of its Fund.  The Board of Direxion, including a majority of its Independent Trustees, also has determined that the interests of the Target Fund’s existing shareholders will not be diluted as a result of the Reorganization.

The Target Fund is authorized to issue and has outstanding a single class of shares, designated Service Class Shares (“Target Fund Shares”).  The Acquiring Fund will be authorized to issue a single class of shares, designated Service Class Shares (“Acquiring Fund Shares”).  The rights, powers, privileges, and obligations of the Acquiring Fund Shares will be materially identical to those of the Target Fund Shares.

NOW, THEREFORE, in consideration of the promises, covenants, and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

THE REORGANIZATION

1.1

THE EXCHANGE.  Subject to requisite approval of the Target Fund’s shareholders and the other terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Target Fund agrees to sell, assign, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to the Acquiring Fund.  In exchange therefor, the Acquiring Fund agrees (a) to issue and deliver to the Target Fund the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the third decimal place) Acquiring Fund Shares equal to the number of full and fractional Target Fund Shares outstanding at the Effective Time (as defined in paragraph 2.1 and (b) to assume the Target Fund’s liabilities described in paragraph 1.3.  Such transactions shall take place at the Closing.

1.2

ASSETS TO BE ACQUIRED.  (a)  The Assets to be sold, assigned, transferred, and delivered to and acquired by the Acquiring Fund shall consist of all assets and property of every kind and nature -- including all cash, securities, commodities, interests in futures, dividends and interest receivable, receivables for shares sold, and other rights -- that are owned by the Target Fund, and any deferred or prepaid expenses shown as an asset on its books, as of the Effective Time.  For the sake of clarity, assets to be acquired include all rights (including rights to indemnification and contribution) and claims (including claims for breach of contract, violation of standards of care), of the Target Fund against any party with whom the Target Fund has contracted for any actions or omissions up to the Closing Date.

(b)  The Target Fund has provided the Acquiring Fund with its most recent audited financial statements, which contain lists of all of the Target Fund’s assets as of the date of such statements.  The Target Fund hereby represents that as of the date of the execution of this Agreement, there have been no material changes in its financial position as reflected in such financial statements other than those occurring in the ordinary course of business in connection with the purchase and sale of securities and the payment of normal operating expenses and the payment of dividends (including capital gain distributions) and redemption proceeds to shareholders.

(c)  The Target Fund will, within a reasonable period of time prior to the Closing Date, furnish the Acquiring Fund with a list of the Target Fund’s portfolio securities and other investments.  The Acquiring Fund will, within a reasonable time prior to the Closing Date, furnish the Target Fund with a list of the securities, if any, on the Target Fund’s list referred to above that do not conform to the Acquiring Fund’s investment objectives, policies, and restrictions.

1.3

LIABILITIES TO BE ASSUMED.  The Target Fund will endeavor in good faith to discharge all of its known liabilities and obligations to the extent practicable prior to the Closing Date.  The Acquiring Fund shall assume all remaining liabilities, obligations, expenses, costs, and charges of the Target Fund, excluding Reorganization Expenses (as defined in paragraph 3.3(e)) borne by Advisors Preferred, Gemini, and/or affiliates of either or both pursuant to Article VIII, whether known or unknown, contingent, accrued, or otherwise (collectively, “Liabilities”).

1.4

LIQUIDATION AND DISTRIBUTION.  At or before the Closing, the Acquiring Fund shall redeem the Initial Share (as defined in paragraph 5.5) for the price at which it is issued pursuant to that paragraph.  On or as soon after the Closing Date as is conveniently practicable (“Liquidation Date”), (a) the Target Fund will make a liquidating distribution, pro rata to the shareholders of record of its shares determined as of the Effective Time (“Target Fund Shareholders”), of all the Acquiring Fund Shares received by the Target Fund pursuant to paragraph 1.1, and (b) the Target Fund will thereupon proceed to terminate as set forth in paragraph 1.8.  Such liquidation and distribution will be accomplished by transferring the Acquiring Fund Shares credited to the Target Fund’s account on the books of the Acquiring Fund’s transfer agent (“Transfer Agent’s Books”) to open accounts on the Transfer Agent’s Books in the names of the Target Fund Shareholders, each such transfer representing the respective pro rata number of Acquiring Fund Shares due each such shareholder.  The aggregate net asset value (“NAV”) of Acquiring Fund Shares distributed pursuant to this paragraph will equal the aggregate NAV of the Target Fund Shares determined as of the Effective Time.  All issued and outstanding Target Fund Shares will simultaneously be canceled on the Target Fund’s share records.  The Acquiring Fund shall not issue certificates representing Acquiring Fund Shares in connection with such transfer.  Each Target Fund Shareholder shall have the right to receive any unpaid dividends and/or other distributions that were declared by the Target Fund before the Effective Time with respect to the Target Fund Shares such Target Fund Shareholder held of record as of the time of the declaration thereof.

1.5

OWNERSHIP OF SHARES.  Ownership of Acquiring Fund Shares will be shown on the Transfer Agent’s Books.

1.6

TRANSFER TAXES.  Any transfer taxes payable on the transfer of Acquiring Fund Shares in a name other than the registered holder of the Target Fund Shares on the Target Fund’s share records as of the Effective Time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be transferred.

1.7

REPORTING RESPONSIBILITY.  Any reporting responsibility of the Target Fund is and shall remain the responsibility of the Target Fund, up to and including the Closing Date, and such later date on which the Target Fund is terminated.

1.8

TERMINATION.  As soon as practicable after the Closing Date, but in all events within six months thereafter, the Target Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution under Massachusetts law.  After the Closing Date, the Target Fund shall not conduct any business except in connection with its dissolution.

ARTICLE II

CLOSING

2.1

CLOSING, CLOSING DATE, and EFFECTIVE TIME.  Subject to the satisfaction or waiver of all the conditions set forth in Articles V, VI, and VII, the closing of the Reorganization, including related acts necessary to consummate the same (“Closing”), will be on or about October 3, 2011, or another date the Investment Companies agree to in writing (“Closing Date”).  All acts taking place at the Closing shall be deemed to take place immediately after the close of business (i.e., 4:00 p.m., Eastern time) on the Closing Date unless the Investment Companies agree otherwise (“Effective Time”).  The Closing shall be held at Gemini’s offices, 2020 E. Financial Way, Suite 100, Glendora, CA 91741, or at another place the Investment Companies agree to.

2.2

CUSTODIAN’S CERTIFICATE.  The portfolio securities of the Target Fund shall be made available to Union Bank National Association, the Acquiring Fund’s custodian (“UBNA”), for examination no later than five business days preceding the Closing Date.  U.S. Bank, N.A., as the Target Fund’s custodian, shall deliver at the Closing a certificate of an authorized officer stating that (a) the Target Fund’s portfolio securities, cash, and any other assets have been delivered in proper form to UBNA, for the Acquiring Fund’s benefit, on the Closing Date and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with such delivery of portfolio securities.

2.3

TRANSFER AGENT’S CERTIFICATE.  The Target Fund shall cause U.S. Bancorp Fund Services, LLC, its transfer agent, to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Target Fund Shareholders and the number and percentage ownership of outstanding Target Fund Shares owned by each such shareholder at the Effective Time.  The Acquiring Fund shall issue and deliver or cause Gemini, in its capacity as its transfer agent, to issue and deliver a confirmation evidencing the Acquiring Fund Shares to be delivered pursuant to paragraph 1.1 to the Secretary of Direxion or provide evidence satisfactory to Direxion that such Acquiring Fund Shares have been credited to the Target Fund’s account on the Transfer Agent’s Books.  At the Closing, each Investment Company shall deliver to the other Investment Company such bills of sale, checks, assignments, share certificates, receipts, and other documents, if any, as such other Investment Company or its counsel may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1

REPRESENTATIONS OF DIREXION.  Direxion, on the Target Fund’s behalf, represents and warrants to Northern Lights, on the Acquiring Fund’s behalf, as follows:

(a)

The Target Fund is a separate series of Direxion, a “Massachusetts business trust” (i.e., a trust operating under a written instrument or declaration of trust, the beneficial interest under which is divided into transferable shares, organized under the laws of The Commonwealth of Massachusetts) that is duly organized, validly existing, and in good standing under those laws;

(b)

Direxion is registered as an open-end management investment company, and its registration with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the 1940 Act is in full force and effect;

(c)

The current Prospectus and Statement of Additional Information of the Target Fund conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(d)

The Target Fund is not, and the execution, delivery, and performance of this Agreement (subject to shareholder approval) will not result, in violation of any material provision of Direxion’s Declaration of Trust, as amended (“Declaration”) or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which Direxion, with respect to the Target Fund, is a party or by which it is bound;

(e)

The Target Fund has no material contracts or other commitments (other than this Agreement) that if terminated will result in material liability to the Target Fund, except for liabilities, if any, disclosed to Northern Lights;

(f)

Except as otherwise disclosed in writing to and accepted by Northern Lights, no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or to its knowledge threatened against the Target Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or its ability to carry out the transactions contemplated herein.  Direxion knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects the Target Fund’s business or its ability to consummate the transactions contemplated herein;

(g)

The financial statements of the Target Fund for the fiscal year ended August 31, 2010 are in accordance with generally accepted accounting principles consistently applied in the United States, and such statements (copies of which have been furnished to Northern Lights) fairly reflect, in all material respects, the financial condition of the Target Fund as of and for the fiscal year ended on that date, and there are no known contingent liabilities of the Target Fund as of that date not disclosed in such statements;

(h)

Since the date specified in the preceding paragraph, there have been no material adverse changes in the Target Fund’s financial condition, assets, liabilities, or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of material indebtedness, except as otherwise disclosed to and accepted by Northern Lights.  For the purposes of this subparagraph, distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in market value of portfolio securities, or net redemptions shall not constitute a material adverse change;

(i)

On the Closing Date, all federal and other tax returns and reports of the Target Fund required by law to be filed by such date (giving effect to extensions), shall have been filed, and all federal and other taxes shown due on such returns and reports shall have been paid, or provision shall have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect.  All of the Target Fund’s tax liabilities will have been adequately provided for on its books.  To the best of Direxion’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(j)

The Target Fund will provide its books and records to the Acquiring Fund for purposes of preparing any tax returns required by law to be filed after the Closing Date;

(k)

All issued and outstanding shares of the Target Fund are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid, and non-assessable by Direxion and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws.  All of the issued and outstanding shares of the Target Fund will, as of the Effective Time, be held by the persons and in the amounts set forth in the records of the Target Fund’s transfer agent as provided in paragraph 2.3.  The Target Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any of the Target Fund Shares and has no outstanding securities convertible into any of the Target Fund Shares;

(l)

On the Closing Date, the Target Fund will have good and valid title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder.  On delivery and payment for the Assets, the Acquiring Fund will acquire good and valid title, subject to no restrictions on the full transfer of the Assets, including such restrictions as might arise under the 1933 Act, other than as disclosed to and accepted by Northern Lights;

(m)

The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Target Fund.  Subject to approval by the Target Fund’s shareholders, this Agreement constitutes a valid and binding obligation of the Target Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles;

(n)

The information to be furnished by the Target Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations;

(o)

As of the effective date of the Prospectus/Proxy Statement (as defined in paragraph 4.6), the date of the meeting of shareholders of the Target Fund, and the Closing Date, any written information furnished by Direxion with respect to the Target Fund for use in the Prospectus/Proxy Statement, Registration Statement (as defined in paragraph 3.2(b)), or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading;

(p)

The Target Fund is a “fund” (as defined in section 851(g)(2)).  It has elected to be, and for each taxable year of its operation (including the taxable year that includes the Effective Time) it has met (or for such year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification and treatment as, a regulated investment company (“RIC”) and has been (or for such year will be) eligible to and has computed (or for such year will compute) its federal income tax under section 852.  The Target Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it.  The Target Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to sections 852 or 4982 that remains unpaid.  The Target Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect of dividends and other distributions to shareholders and is not liable for any material penalties that could be imposed thereunder;

(q)

The Target Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Target Fund’s Prospectus, except as previously disclosed in writing to Northern Lights;

(r)

The Acquiring Fund Shares to be issued to the Target Fund pursuant to paragraph 1.1 will not be acquired for the purpose of making any distribution thereof other than to the Target Fund Shareholders as provided in paragraph 1.4;

(s)

No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, or Massachusetts law for the execution or performance of this Agreement by Direxion, for itself and on behalf of the Target Fund, except for the effectiveness of the Prospectus/Proxy Statement, Registration Statement and other consents, approvals, authorizations, and filings that have been made or received or may be required subsequent to the Closing Date, it being understood, however, that this Agreement and the transactions contemplated herein must be approved by the Target Fund’s shareholders as described in paragraph 4.2;

(t)

The Target Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business.  At the Effective Time, the Target Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A)).  During the five-year period ending at the Effective Time, neither the Target Fund nor any person “related” (within the meaning of section 1.368-1(e)(4) of the Regulations (“Related”), without regard to section 1.368-1(e)(4)(i)(A) thereof) to it will have (1) acquired Target Fund Shares with consideration other than Acquiring Fund Shares or Target Fund Shares, except for shares redeemed in the ordinary course of the Target Fund’s business as a series of an open-end investment company pursuant to section 22(e) of the 1940 Act, or (2) made distributions with respect to Target Fund Shares except for normal, regular dividend distributions made pursuant to the Target Fund’s historic dividend-paying practice and dividends and other distributions declared and paid to ensure the Target Fund’s continuing qualification as a RIC and to avoid the imposition of fund-level tax;

(u)

Not more than 25% of the value of the Target Fund’s total assets (excluding cash, cash items, and government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

(v)

The Declaration permits Direxion to vary its shareholders’ investment, and the Target Fund does not have a fixed pool of assets -- it is a managed portfolio of securities, and Rafferty Asset Management, LLC, its investment adviser, and Hundredfold Advisors, LLC, its investment sub-adviser, have the authority to buy and sell securities for it.

3.2

REPRESENTATIONS OF NORTHERN LIGHTS.  Northern Lights, on the Acquiring Fund’s behalf, represents and warrants to Direxion, on the Target Fund’s behalf, as follows:

(a)

Northern Lights is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Northern Lights is registered as an open-end management investment company, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect;

(b)

At the Effective Time, the Acquiring Fund will be a duly established and designated separate series of Northern Lights.  As of the date of this Agreement, Northern Lights has or will file a post-effective amendment to its registration statement on Form N-1A (“Registration Statement”) for the purpose of registering the Acquiring Fund under the 1940 Act.  The Acquiring Fund has not commenced operations and will not do so until after the Closing; and, immediately before the Closing, it will be a shell series of Northern Lights, without assets (except the amount paid for the Initial Share if it has not already been redeemed by that time) or liabilities, created solely for the purpose of acquiring the Assets and assuming the Liabilities;

(c)

As of the Effective Time, the Prospectus and Statement of Additional Information of the Acquiring Fund in the Registration Statement will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make such statements therein, in light of the circumstances under which they were made, not misleading;

(d)

The Acquiring Fund is not, and the execution, delivery, and performance of this Agreement will not result in, violation of any material provision of Northern Lights’s Agreement and Declaration of Trust (“Trust Agreement”) or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which Northern Lights, with respect to the Acquiring Fund, is a party or by which it is bound;

(e)

Except as otherwise disclosed in writing to and accepted by Direxion, no litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or to its knowledge threatened against the Acquiring Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or its ability to carry out the transactions contemplated herein.  Northern Lights knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions contemplated herein;

(f)

There will be no issued and outstanding shares of the Acquiring Fund prior to the Closing Date other than the Initial Share;

(g)

All Acquiring Fund Shares issued pursuant to this Agreement will be, when issued, duly authorized and validly issued and outstanding, fully paid, and non-assessable by Northern Lights.  The Acquiring Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, and there are no outstanding securities convertible into any Acquiring Fund Shares;

(h)

The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles;

(i)

The information to be furnished by the Acquiring Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations;

(j)

As of the effective date of the Prospectus/Proxy Statement, the date of the meeting of shareholders of the Target Fund, and the Closing Date, any written information furnished by Northern Lights with respect to the Acquiring Fund for use in the Prospectus/Proxy Statement, the Registration Statement or any other materials provided in connection with the Reorganization does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading;

(k)

The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and any state blue sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date;

(l)

No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the 1934 Act, the 1940 Act, or Delaware law for the execution or performance of this Agreement by Northern Lights, for itself and on behalf of the Acquiring Fund, except for the effectiveness of the Prospectus/Proxy Statement, Registration Statement and other consents, approvals, authorizations, and filings that have been made or received or may be required subsequent to the Closing Date;

(m)

The Acquiring Fund will be a “fund” (as defined in section 851(g)(2)).  It will elect to be, and will qualify for its first taxable year ending after the Effective Time for treatment as, a RIC.  The Acquiring Fund intends and will make all reasonable efforts (1) to duly and timely file all federal, state, local, and foreign tax returns that it will be required to file and to pay all taxes that will be due and payable except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect, (2) to comply in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect of dividends and other distributions to shareholders, and (3) for each taxable year of its operation (including the taxable year that includes the Effective Time), to meet the requirements of Subchapter M for qualification and treatment as a RIC and to be eligible to and to compute its federal income tax under section 852.  The Acquiring Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(n)

There is no plan or intention for the Acquiring Fund to be dissolved or merged into another statutory or business trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization.  Before or pursuant to the Reorganization, neither the Acquiring Fund nor any person Related to it will have acquired Target Fund Shares, directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares.  Assuming satisfaction of the condition in paragraph 3.1(u), immediately after the Reorganization (1) not more than 25% of the value of the Acquiring Fund’s total assets (excluding cash, cash items, and government securities) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; and

(o)

The Trust Agreement permits Northern Lights to vary its shareholders’ investment, and it does not have a fixed pool of assets -- each series thereof (including the Acquiring Fund after it commences operations) is (or will be) a managed portfolio of securities, and Advisors Preferred, its investment adviser, and Hundredfold Advisors LLC, its investment sub-adviser, have (or will have) the authority to buy and sell securities for it.

3.3

ADDITIONAL REPRESENTATIONS OF EACH INVESTMENT COMPANY.  Each Investment Company, on its Fund’s behalf, further represents and warrants to the other Investment Company, on its Fund’s behalf, as follows:

(a)

The fair market value of the Acquiring Fund Shares each Target Fund Shareholder receives will be approximately equal to the fair market value of its Target Fund Shares it actually or constructively surrenders in exchange therefor;

(b)

The Target Fund Shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

(c)

The fair market value of the Assets will equal or exceed the Liabilities to be assumed by the Acquiring Fund and those to which the Assets are subject;

(d)

None of the compensation received by any Target Fund Shareholder who or that is an employee of or service provider to the Target Fund will be separate consideration for, or allocable to, any of the Target Fund Shares that Target Fund Shareholder holds; none of the Acquiring Fund Shares any such Target Fund Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Target Fund Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(e)

No expenses incurred by the Target Fund or on its behalf in connection with the Reorganization will be paid or assumed by the Acquiring Fund, Advisors Preferred, Gemini, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Fund Shares will be transferred to the Target Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and

(f)

Immediately following consummation of the Reorganization, (1) the Target Fund Shareholders will own all the Acquiring Fund Shares and will own those shares solely by reason of their ownership of the Target Fund Shares immediately before the Reorganization and (2) the Acquiring Fund will hold the same assets -- except for assets used to pay the Funds’ expenses incurred in connection with the Reorganization -- and be subject to the same liabilities that the Target Fund held or was subject to immediately before the Reorganization, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) the Target Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.

ARTICLE IV

COVENANTS

4.1

OPERATION IN ORDINARY COURSE.  The Target Fund will operate its business in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business will include declaring and paying customary dividends and other distributions and shareholder redemptions.

4.2

APPROVAL OF SHAREHOLDERS.  Direxion will call a special meeting of the Target Fund’s shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein.

4.3

ADDITIONAL INFORMATION.  Direxion will assist Northern Lights in obtaining such information as the latter reasonably requests concerning the beneficial ownership of Target Fund Shares.

4.4

FURTHER ACTION.  Subject to the provisions of this Agreement, each Investment Company will take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and make effective the transactions contemplated in this Agreement, including any actions required to be taken after the Closing Date.

4.5

STATEMENT OF EARNINGS AND PROFITS.  As promptly as practicable, but in any case within sixty days after the Closing Date, Direxion shall furnish to Northern Lights, in a form reasonably satisfactory to the latter, a statement of the Target Fund’s earnings and profits for federal income tax purposes that will be carried over by the Acquiring Fund pursuant to section 381, which will have been reviewed by Ernst & Young LLP, the Target Fund’s accounting firm, and certified by Direxion’s Treasurer.

4.6

PREPARATION OF PROSPECTUS/PROXY STATEMENT.  Northern Lights will file with the SEC a proxy statement on Form N-14 (“Prospectus/Proxy Statement”) under the 1933 Act relating to the transactions contemplated in this Agreement, subject to approval of Direxion’s Board, which approval shall not be unreasonably withheld.  The Prospectus/Proxy Statement shall be in compliance with the 1933 Act, the 1934 Act, and the 1940 Act.  Direxion will provide Northern Lights with the materials and information necessary to prepare the Prospectus/Proxy Statement in connection with the meeting of the Target Fund’s shareholders to consider the approval of this Agreement.

4.7

INDEMNIFICATION AND INSURANCE.

(a)

Northern Lights (solely out of the Acquiring Fund’s assets and property, including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the Target Fund, Direxion, and Direxion’s current and former Trustees and officers (collectively, “Target Fund Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, and expenses (including the payment of reasonable legal fees and reasonable costs of investigation) to which any Target Fund Indemnified Person(s) may become subject, insofar as any such loss, claim, damage, liability, or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Fund or Northern Lights of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

(b)

Direxion (solely out of the Target Fund’s assets and property, including any amounts paid to the Target Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the Acquiring Fund, Northern Lights, and Northern Lights’s Trustees and officers  (collectively, “Acquiring Fund Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, and expenses (including the payment of reasonable legal fees and reasonable costs of investigation) to which any Acquiring Fund Indemnified Person(s) may become subject, insofar as any such loss, claim, damage, liability, or expense (or actions with respect thereto) arises out of or is based on any breach by the Target Fund or Direxion of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

(c)

Gemini agrees to provide Direxion’s Trustees with tail insurance (i.e., liability insurance that extends beyond the end of the policy period of a liability insurance policy written on a claims-made basis) in connection with the Reorganization, for a two-year period following the Closing Date, to indemnify each of those Trustees to the extent that they would have been subject to indemnification under the Declaration with respect to any matters relating to the Target Fund.

ARTICLE V

CONDITIONS PRECEDENT TO DIREXION’S OBLIGATIONS

The obligations of Direxion, on the Target Fund’s behalf, to consummate the transactions provided for herein shall be subject, at its election, to the performance by Northern Lights, on the Acquiring Fund’s behalf, of all the obligations to be performed by it pursuant to this Agreement on or before the Closing Date and, in addition, shall be subject to the following conditions:

5.1

All representations, covenants, and warranties of Northern Lights and the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.  Northern Lights shall have delivered to Direxion at the Closing a certificate executed in the name of Northern Lights, on the Acquiring Fund’s behalf, by Northern Lights’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to Direxion and dated as of the Closing Date, to such effect and as to such other matters as Direxion shall reasonably request;

5.2

Direxion shall have received on the Closing Date an opinion from Alston & Bird LLP, counsel to Northern Lights, dated as of the Closing Date, in a form reasonably satisfactory to Direxion, covering the following points:

(a)

Northern Lights is registered as an investment company under the 1940 Act, and, to such counsel’s knowledge based solely on a telephone conversation with a member of the SEC staff, such registration with the SEC is in full force and effect;

(b)

In the ordinary course of such counsel’s representation of the Acquiring Fund, and without having made any investigation, such counsel does not know of any legal or governmental proceedings (only insofar as they relate to the Acquiring Fund existing on or before the effective date of the Registration Statement or Prospectus/Proxy Statement or the Closing Date) that are required to be described in the Registration Statement or Prospectus/Proxy Statement or to be filed as exhibits to the Registration Statement or Prospectus/Proxy Statement that are not described or filed as required; and

(c)

No consent, approval, authorization, or order of any court or governmental authority of the United States is required for the consummation by Northern Lights and the Acquiring Fund of the transactions contemplated in this Agreement, except such as have been obtained and are in full force and effect.

Such counsel shall also advise Direxion that they were not engaged by Northern Lights to give substantive attention, in the form of legal consultation or representation, to any action or proceeding pending before any court, governmental agency, or arbitrator or overtly threatened in writing, against Northern Lights with respect to the Acquiring Fund that seeks to enjoin the performance or affect the enforceability of this Agreement or the consummation of the transactions hereunder or, except as disclosed to Direxion, seeks damages from the Acquiring Fund in excess of $1 million.

In this paragraph 5.2, references to the Prospectus/Proxy Statement include and relate to only the text of the Prospectus/Proxy Statement and not to any exhibits or attachments thereto or to any documents incorporated by reference therein;

5.3

The Registration Statement has been declared effective by the SEC;

5.4

As of the Closing Date there shall have been no material change in the investment objective, policies, and restrictions nor any material change in the investment management fees, fee levels payable pursuant to the shareholder servicing plan, other fees payable for services provided to the Acquiring Fund, fee waiver or expense reimbursement undertakings, or sales loads of the Acquiring Fund from those fee amounts, undertakings, and sales load amounts of the Acquiring Fund described in the Prospectus/Proxy Statement or Registration Statement;

5.5

Before the Closing, Northern Lights’s Board shall have authorized the issuance of, and Northern Lights shall have issued, one Acquiring Fund Share (“Initial Share”) to Gemini or an affiliate thereof, in consideration of the payment of $10.00 (or other amount such Board determines), to take whatever action it may be required to take as the Acquired Fund’s sole shareholder pursuant to paragraph 5.6; and

5.6

Northern Lights, on the Acquiring Fund’s behalf, shall have entered into, or adopted, as appropriate, an investment management agreement and other agreements and plans necessary for the Acquiring Fund’s operation as a series of an open-end management investment company.  Each such agreement and plan shall have been approved by Northern Lights’ Board and, to the extent required by law (as interpreted by SEC staff positions), by its trustees who are Independent Trustees thereof and by Gemini or its affiliate as the Acquiring Fund’s sole shareholder.

ARTICLE VI

CONDITIONS PRECEDENT TO NORTHERN LIGHTS’S OBLIGATIONS

The obligations of Northern Lights, on the Acquiring Fund’s behalf, to consummate the transactions provided for herein shall be subject, at its election, to the performance by Direxion, on the Target Fund’s behalf, of all the obligations to be performed by it pursuant to this Agreement on or before the Closing Date and, in addition, shall be subject to the following conditions:

6.1

All representations, covenants, and warranties of Direxion and the Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.  Direxion shall have delivered to Northern Lights at the Closing a certificate executed in the name of Direxion, on the Target Fund’s behalf, by Direxion’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to Northern Lights and dated as of the Closing Date, to such effect and as to such other matters as Northern Lights shall reasonably request;

6.2

Northern Lights shall have received on the Closing Date an opinion from K&L Gates LLP, counsel to Direxion, dated as of the Closing Date, in a form reasonably satisfactory to Northern Lights, covering the following points:

(a)

Direxion is registered with the SEC as an investment company under the 1940 Act, and, to such counsel’s knowledge based solely on a telephone conversation with a member of the SEC staff, such registration with the SEC is in full force and effect;

(b)

In the ordinary course of such counsel’s representation of the Target Fund, and without having made any investigation, such counsel does not know of any legal or governmental proceedings (only insofar as they relate to the Target Fund existing on or before the effective date of the Registration Statement or Prospectus/Proxy Statement or the Closing Date) that are required to be described in the Registration Statement or Prospectus/Proxy Statement or to be filed as exhibits to the Registration Statement or Prospectus/Proxy Statement that are not described or filed as required; and

(c)

No consent, approval, authorization, or order of any court or governmental authority of the United States is required for the consummation by Direxion and the Target Fund of the transactions contemplated in this Agreement, except such as have been obtained and are in full force and effect.

Such counsel shall also advise Northern Lights that they were not engaged by Direxion to give substantive attention, in the form of legal consultation or representation, to any action or proceeding pending before any court, governmental agency, or arbitrator or overtly threatened in writing, against Direxion with respect to the Target Fund that seeks to enjoin the performance or affect the enforceability of this Agreement or the consummation of the transactions hereunder or, except as disclosed to Northern Lights, seeks damages from the Target Fund in excess of $1 million;

6.3

Direxion shall have delivered to Northern Lights a statement of the Target Fund’s known assets and liabilities, together with a list of the Target Fund’s portfolio securities showing the tax costs of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Treasurer of Direxion; and

6.4

Direxion shall have furnished to Northern Lights a certificate, signed by Direxion’s President or Vice-President and Treasurer or any Assistant Treasurer, as to the Target Fund’s adjusted tax basis in the securities delivered to the Acquiring Fund pursuant to this Agreement.

ARTICLE VII

FURTHER CONDITIONS PRECEDENT TO THE INVESTMENT COMPANIES’ OBLIGATIONS

If any condition set forth below is not satisfied on or before the Closing Date, either Investment Company shall, at its option, in a written notice to the other Investment Company delivered by the Effective Time, not be required to consummate the transactions contemplated in this Agreement:

7.1

This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Target Fund in accordance with Massachusetts law and the provisions of the Declaration and Direxion’s By-Laws.  Certified copies of the resolutions evidencing such approval shall have been delivered to Northern Lights.  Notwithstanding anything herein to the contrary, neither Investment Company may waive the conditions set forth in this paragraph 7.1;

7.2

On the Closing Date, the SEC shall not have issued an unfavorable report under section 25(b) of the 1940 Act or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated in this Agreement under section 25(c) of the 1940 Act.  Furthermore, no action, suit, or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

7.3

All required consents of other parties and all other consents, orders, and permits of federal, state, and local regulatory authorities (including those of the SEC and of state blue sky securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Funds, provided that either Investment Company may waive any conditions set forth in this paragraph 7.3 for itself;

7.4

The Registration Statement and Prospectus/Proxy Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued.  To the best knowledge of the Investment Companies, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened, or contemplated under the 1933 Act; and

7.5

The Investment Companies shall have received a favorable opinion of Alston & Bird LLP (“Counsel”) dated as of the Closing Date, in a form reasonably satisfactory to each of them, as to the federal income tax consequences mentioned below (“Tax Opinion”).  In rendering the Tax Opinion, Counsel may assume satisfaction of all the conditions set forth in Articles V, VI, and VII, may treat them and the Investment Companies’ representations and warranties in Article III as representations and warranties made to Counsel, and may rely as to factual matters, exclusively and without independent verification, on such representations and warranties and, if Counsel requests, on representations and warranties made in a separate letter addressed to Counsel (collectively, “Representations”).  The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on the Representations’ being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Agreement (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved), for federal income tax purposes:

(a)

The transfer of all of the Assets in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of the Liabilities (followed by the distribution of those Acquiring Fund Shares to the Target Fund Shareholders and the termination of the Target Fund) will constitute a “reorganization” (as defined in section 368(a)), and each Fund will be a “party to a reorganization” within the meaning of section 368(b);

(b)

No gain or loss will be recognized by the Acquiring Fund on the receipt of the Assets in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of the Liabilities;

(c)

No gain or loss will be recognized by the Target Fund on the transfer of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of the Liabilities or on the distribution (whether actual or constructive) of those Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares;

(d)

No gain or loss will be recognized by any Target Fund Shareholder on the exchange of its Target Fund Shares for Acquiring Fund Shares in the Reorganization;

(e)

The aggregate tax basis in the Acquiring Fund Shares to be received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis in the Target Fund Shares exchanged therefor by such shareholder.  The holding period of the Acquiring Fund Shares to be received by each Target Fund Shareholder will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder, provided the Target Fund Shares are held as capital assets as of the Effective Time;

(f)

The Acquiring Fund’s tax basis in each Asset will be the same as the Target Fund’s tax basis therein immediately prior to the Reorganization.  The Acquiring Fund’s holding period for each Asset will include the period during which the Asset was held by the Target Fund (except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period); and

(g)

The Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c), subject to any applicable conditions and limitations specified in sections 381, 382, 383, and 384 and the Regulations.

The Tax Opinion shall be based on customary assumptions, and the Investment Companies shall cooperate to make and certify the accuracy of the Representations.  Notwithstanding anything herein to the contrary, neither Investment Company may waive the condition set forth in this paragraph 7.5.

ARTICLE VIII

EXPENSES

Except as otherwise provided for herein, Advisors Preferred and Gemini, or in either case an affiliate thereof, separately or together, shall bear, in such respective proportions as they agree, all expenses of the Reorganization, but only if those expenses are Reorganization Expenses.  Such expenses include (a) expenses associated with the preparation and filing of the Prospectus/Proxy Statement, (b) postage, (c) printing, (d) accounting fees, (e) audit and legal fees, including reasonable fees and disbursements for the Reorganization of Direxion’s counsel and counsel of Direxion’s Independent Trustees, (f) solicitation costs in connection with the Reorganization, and (g) any costs associated with meetings of Direxion’s Board of Trustees relating to the Reorganization.  Each of Advisors Preferred and Gemini or in either case an affiliate thereof, jointly and severally, shall remain liable for the expenses it has agreed to bear, regardless of whether the Reorganization is consummated, and this Article VIII shall survive the Closing and any termination of this Agreement.  Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

ARTICLE IX

ENTIRE AGREEMENT; SURVIVAL

9.1

Northern Lights, on behalf of the Acquiring Fund, and Direxion, on behalf of the Target Fund, agree that neither Investment Company has made to the other Investment Company any representation, warranty, and/or covenant not set forth herein and that this Agreement constitutes the entire agreement among the parties.

9.2

The representations and warranties contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement, including the indemnification obligations under paragraph 4.7, shall survive the consummation of the Reorganization.  The covenants to be performed after the Closing Date, and the obligations of Northern Lights, on the Acquiring Fund’s behalf, shall continue in effect beyond the consummation of the Reorganization.

ARTICLE X

TERMINATION

10.1

This Agreement may be terminated by the mutual agreement of Northern Lights and Direxion.  In addition, either Northern Lights or Direxion may at its option terminate this Agreement on or prior to the Closing Date due to:

(a)

A breach by the other of any representation, warranty, or agreement contained herein to be performed as of or prior to the Effective Time, if not cured within 30 days after being given notice thereof;

(b)

A condition herein expressed to be precedent to the obligations of the terminating party that has not been met and it reasonably appears that it will not or cannot be met; or

(c)

A determination by the party’s Board that the consummation of the transactions contemplated herein is not in its best interest and the giving of notice thereof to the other parties hereto.

10.2

In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of either Fund, either Investment Company, or the respective Trustees or officers to the other Investment Company or its Trustees or officers, but Article VIII shall continue to apply.

ARTICLE XI

AMENDMENTS

This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed on in writing by the authorized officers of the Investment Companies; provided, however, that following the meeting of the Target Fund’s shareholders pursuant to paragraph 4.2 of this Agreement, no such amendment may have the effect of changing any provisions hereof to the detriment of such shareholders.

ARTICLE XII

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;

LIMITATION OF LIABILITY

12.1

The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.2

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

12.3

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

12.4

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but, except as provided in this paragraph, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties.  Nothing herein expressed or implied is intended or shall be construed to confer on or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.5

It is expressly agreed that the obligations of Northern Lights hereunder shall not be binding on any of its Trustees, shareholders, officers, agents, or employees personally but shall bind only the trust property of the Acquiring Fund, as provided in the Trust Agreement.  The execution and delivery of this Agreement have been authorized by the Trustees of Northern Lights on behalf of the Acquiring Fund and signed by authorized officers of Northern Lights, acting as such.  Such authorization by such Trustees and such execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally but shall bind only the trust property of the Acquiring Fund as provided in the Trust Agreement.

12.6

It is expressly agreed that the obligations of Direxion hereunder shall not be binding on any of its Trustees, shareholders, officers, agents, or employees personally but shall bind only the trust property of the Target Fund, as provided in the Declaration.  The execution and delivery of this Agreement have been authorized by the Trustees of Direxion on behalf of the Target Fund and signed by authorized officers of Direxion, acting as such.  Such authorization by such Trustees and such execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally but shall bind only the trust property of the Target Fund as provided in the Declaration.

ARTICLE XIII

CONFIDENTIALITY

13.1

Each Investment Company agrees to treat confidentially and as proprietary information of the other Investment Company all records and other information, including any information relating to portfolio holdings, of a Fund and not to use such records and information for any purpose other than the performance of its duties under this Agreement; provided, however, that after prior notification of and written approval by an Investment Company (which approval shall not be withheld if the other Investment Company would be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities having proper jurisdiction, and which approval shall not be withheld unreasonably in any other circumstance), such records and/or information may be disclosed as so approved.

[signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

DIREXION FUNDS, on behalf of each Target Fund listed on Schedule A

By:

Name:

_________________

Title:

President

NORTHERN LIGHTS FUND TRUST II, on behalf of each Acquiring Fund listed on Schedule A

By:

Name:

__________________

Title:

President

ADVISORS PREFERRED LLC, with respect to Article VIII only

By:

Name:

__________________

Title:

President

GEMINI FUND SERVICES, LLC, with respect to Article VIII only

By:

Name:

__________________

Title:

President